Exhibit 10.25.2

Execution Copy

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of the date set forth on the signature page hereto, confirms the following understandings and agreements between Walter Investment Management Corp. (the “Company” and, together with its subsidiaries and affiliates, collectively, the “Company Group”) and David Schneider (hereinafter referred to as “you” or “your”). You acknowledge and agree that this Agreement and the Release (as defined below) were provided to you on November 17, 2016.
In consideration of the promises set forth herein, you and the Company agree as follows:
1.Termination of Employment/Employment Agreement; Resignation from Offices.
(a)    You hereby confirm that your employment with the Company and all other members of the Company Group terminated effective as of the close of business on October 12, 2016 (the “Separation Date”). In addition, you hereby confirm and the Company hereby acknowledges your resignation, effective as of the Separation Date, as an employee, officer, director, agent, representative or similar position of all members of the Company Group (the “Officer/Director Resignation”). Except as otherwise provided for herein, the employment agreement between you and the Company, dated as of February 10, 2015 (the “Employment Agreement”), is hereby terminated as of the Separation Date. You agree to execute and deliver to the applicable member of the Company Group such documents concerning such separation from employment (and any related service) as may reasonably requested by such member of the Company Group.
(b)    From and after the Separation Date you will not represent yourself as being an employee, officer, director, agent or representative of any member of the Company Group.
2.    Separation Payments and Benefits; Treatment of Equity-Based Awards.
(a)    The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through any member of the Company Group. In connection with your separation from employment with the Company Group, you will receive: (i) any accrued but unpaid base salary earned through the Separation Date, payable in accordance with the Company’s usual payroll practices or such earlier date as may be required by applicable law; (ii) reimbursement for any properly submitted, but unreimbursed, business expenses incurred on or prior to the Separation Date and in accordance with the Company’s expense policy (to be eligible for such reimbursement, you must submit any such expenses within forty-five (45) days following the Separation Date); and (iii) payment for any accrued but unused vacation days, to the extent, and in the amounts provided under the Company’s applicable policies and arrangements. In addition, you will be entitled to receive any and all vested and non-forfeitable benefits provided under any employee benefit plans maintained by the Company in which you participated prior to and

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including the Separation Date (excluding any employee benefit plan providing severance or similar benefits), in each case, in accordance with the terms of such plans and applicable law.
(b)    As you are aware, in connection with your employment with the Company, you were granted (i) 3,460 restricted stock units (“RSUs”) pursuant to that certain Company Restricted Stock Unit Award Agreement Under the 2011 Omnibus Incentive Plan (Amended and Restated May 3, 2013), dated as of March 24, 2014 (the “2014 RSU Agreement”), (ii) 22,879 RSUs pursuant to that certain Company Restricted Stock Unit Award Agreement Under the 2011 Omnibus Incentive Plan (Amended and Restated May 3, 2013), dated as of April 6, 2015 (the “2015 RSU Agreement”), (iii) 10,382 performance shares pursuant to that certain Company Performance Share Award Agreement Under the 2011 Omnibus Incentive Plan (Amended and Restated May 3, 2013), dated as of March 24, 2014 (the “2014 Performance Share Agreement”), (iv) 22,879 performance shares pursuant to that certain Company Performance Share Award Agreement Under the 2011 Omnibus Incentive Plan (Amended and Restated May 3, 2013), dated as of April 6, 2015 (the “2015 Performance Share Agreement”), (v) 121,428 stock options pursuant to that certain 2011 Omnibus Incentive Plan of Walter Investment Management Corp. Nonqualified Option Award Agreement, dated as of April 6, 2015 (the “2015 Stock Option Agreement”), and (vi) 146,789 stock options pursuant to that certain Company Nonqualified Stock Options Award Agreement under the 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016), dated as of July 8, 2016 (the “2016 Stock Option Agreement” and, together with the 2014 RSU Agreement, the 2015 RSU Agreement, the 2014 Performance Share Agreement, the 2015 Performance Share Agreement and the 2015 Stock Option Agreement, collectively, the “Grant Agreements” and each RSU, stock option and performance share granted thereunder, individually and collectively, the “Equity Awards”). Pursuant to the terms of the applicable Grant Agreements, in connection with your termination of employment, you are entitled to retain (x) 40,476 stock options that were unvested as of the Separation Date granted pursuant to the 2015 Stock Option Agreement, and (y) 146,789 stock options that were unvested as of the Separation Date granted pursuant to the 2016 Stock Option Agreement (such options in clauses (x) and (y), the “Retained Options”), which Retained Options will continue to vest following the Separation Date in accordance with the 2015 Stock Option Agreement and the 2016 Stock Option Agreement, as applicable, and shall remain exercisable in accordance with, and subject to the terms and conditions of, such agreements. You acknowledge and agree that, as of the Separation Date, other than the Retained Options, all Equity Awards granted to you that were unvested as of the Separation Date were cancelled and that you have no further rights with respect thereto. With respect to vested or retained Equity Awards, such awards shall continue to be governed by the terms of the applicable Grant Agreements and the Company’s 2011 Omnibus Incentive Plan (amended and restated June 9, 2016). Notwithstanding the foregoing, the Company hereby waives Section 3(e) of each of the 2015 Stock Option Agreement and 2016 Stock Option Agreement.
(c)    In addition to the payments, rights and benefits provided under Sections 2(a) and (b) above, subject to (i) your continued compliance with the terms of (A) this Agreement and (B) the restrictive covenants set forth in Sections 8(a), 8(c), 9 and 10 of the Employment Agreement, (ii) your timely execution, delivery and non-revocation of the Release of Claims attached hereto as Exhibit A (the “Release”) within the time period provided for therein, and (iii)

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the Officer/Director Resignation, the Company will provide you with the following payments and benefits (collectively, the “Consideration”):
(i)    An amount equal to $98,000, payable in a lump sum on the first regularly scheduled payroll date immediately following the Release Effective Date (as defined in the Release);
(ii)    an amount equal to $425,000, which represents twelve (12) months of your Base Salary (as defined in your Employment Agreement) as in effect on the Separation Date, payable over a period of six (6) months in accordance with the Company’s normal payroll practices, with the first of such installments to be paid on the first regularly scheduled payroll date immediately following the Release Effective Date;
(iii)    an amount equal to $690,000 which represents the sum of (x) your Annual Bonus (as defined in your Employment Agreement) for a period of twelve (12) months and (y) a pro-rated Annual Bonus for the year of termination, which amount shall be payable in three (3) substantially equal installments, with one (1) installment payable on each of (A) the first regularly scheduled payroll date immediately following the Release Effective Date, (B) the first regularly scheduled payroll date immediately following the date that is three (3) months following the Release Effective Date and (C) the first regularly scheduled payroll date immediately following the date that is six (6) months following the Release Effective Date, provided that, if such amount is not evenly divisible by three (3), then the installments shall be as equal as possible with the smaller installment(s) payable first; and
(iv)    subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and under the Company’s group health and dental plans, so long as you are receiving COBRA continuation coverage in accordance with COBRA, the Company will pay, on your behalf, the Company’s portion of health, dental and/or vision benefits for a period of twelve (12) months (the “COBRA Benefits Payment Period”) in the same amount as would be paid in respect of similarly situated active employees (the “Company COBRA Payment”). Notwithstanding the foregoing, if the Company determines, in its reasonable judgment, that providing the Company COBRA Payment would result in the imposition of any excise taxes on the Company for failure to comply with the non-discrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), then, an amount equal to the Company COBRA Payment shall thereafter be paid to you as currently taxable compensation in substantially equal monthly installments over the COBRA Benefits Payment Period.
(d)    You acknowledge and agree that the payments and other rights and benefits provided pursuant to this Section 2 are being made in full discharge of any and all liabilities and obligations of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under your Employment Agreement and any other alleged written or oral employment agreement, policy,

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plan or procedure of any member of the Company Group and/or any alleged understanding or arrangement between you and any member of the Company Group (other than claims for vested and non-forfeitable benefits under an employee benefit, insurance, or pension plan of any member of the Company Group (excluding any employee benefit plan, policy or arrangement providing severance or similar benefits)), subject to the terms and conditions of such plan(s) and claims for indemnification under any indemnification agreement with the Company to which you may be a party, subject to the terms and conditions of such agreement).
(e)    You acknowledge that the Company may withhold from any amounts payable under this Agreement such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
3.    Release and Waiver of Claims. As a condition of your right to receive the Consideration, you hereby agree to execute the Release prior to the expiration of the Review Period (as defined in the Release) and deliver the Release no later than the first (1st) business day following the expiration of the Review Period. It is further expressly understood that the Company’s payment obligations under Section 2 shall cease in the event you breach the restrictive covenants set forth in Sections 8(a), 8(c), 9 and 10 of your Employment Agreement and, upon such event, to the fullest extent permitted by applicable law, you will be required to repay any Consideration received prior to such breach; provided, however, that you shall remain eligible for continuation coverage for the remainder of the period required under COBRA, if any, at the full rate charged to all other similarly-situated former employees entitled to such continuation coverage.
4.    No Suit. You represent and warrant that you have not previously filed, and, subject to Section 5(a) below, to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit regarding any of the claims released herein against any members of the Company Group. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties (as defined in Exhibit A, attached hereto) against whom you have filed such a complaint, charge, or lawsuit.
5.    Affirmative Covenants.
(a)    Nothing in this Agreement or in the Release shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law and nothing herein shall preclude your right to receive an award from a Governmental Entity for information provided under any whistleblower program. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You hereby confirm that you

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understand and acknowledge that an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company.
(b)    You acknowledge and agree that this Agreement is a confidential matter and agree that you have not, may not, and shall not disclose the existence or terms of this Agreement (including any amounts paid in connection with this Agreement) to any third party, except as required by applicable law and unless and until this Agreement is disclosed by the Company as may be required by law. Further, you understand that you may disclose the terms of this Agreement to your spouse, personal attorney, accountant or tax advisor, provided you instruct such person that the information is confidential and not to be disclosed.
(c)    Cooperation. (i) You agree that you will provide reasonable cooperation to the members of the Company Group and the Company’s counsel in connection with any investigation, action, administrative proceeding or litigation (or any appeal therefrom) relating to any matter that occurred during your employment with any member of the Company Group in which you were involved or of which you have knowledge. In consideration for your compliance with this Section 5(c), the Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company. The Company agrees that any requests for cooperation shall take into account and accommodate your employment obligations following the Separation Date. This provision shall survive any termination of this Agreement.
(ii)    You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request to the Company’s General Counsel and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
(d)    Return of Property. You agree that you will promptly return to the Company all property belonging to the Company Group, including, but not limited to, all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company Group, and any other equipment or property belonging to any member of the Company Group in your possession, including laptop, smart phone, beeper, keys,

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card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code.
6.    Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns. You hereby represent that you have not assigned any claims which you may have against the Company Group.
7.    Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
8.    Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of any member of the Company Group.
9.    No Additional Payments. The payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits you are to receive as a result of your termination of employment and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance or incentive compensation plan of any member of the Company Group. Any payments, rights or benefits received under this Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of any member of the Company Group, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.
10.    Entire Agreement. This Agreement and the Release constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, your Employment Agreement and the Grant Agreements, except that it does not replace (x) Sections 5, 8(a), 8(c), 9 – 12 and 16 of your Employment Agreement, which you and the Company agree shall remain in full force and effect and that you are obligated to comply with all such provisions, (y) the 2015 Stock Option Agreement (other than Section 3(e) therein), or (z) the 2016 Stock Option Agreement (other than Section 3(e) therein). For the avoidance of doubt, (a) the Company hereby waives Section 8(b) of the Employment Agreement and (b) the Company specifically reminds you that Section 11 of your Employment Agreement regarding the Company’s right to claw back any amount paid to you pursuant to the Employment Agreement or otherwise remains in effect.
11.    409A. This Agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and the separation pay plans rule under Treasury Regulation Section 1.409A-1(b)(9) and to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in

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accordance with such intent, provided that, if any payments or benefits provided at any time hereunder involves nonqualified deferred compensation within the meaning of Code Section 409A, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly.
12.    Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS. THE PARTIES HERETO AGREE TO RESOLVE ANY DISPUTE OVER THE TERMS AND CONDITIONS OR APPLICATION OF THIS AGREEMENT THROUGH BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE ARBITRATION WILL BE HEARD BY ONE ARBITRATOR TO BE CHOSEN AS PROVIDED BY THE RULES OF THE AAA AND SHALL BE HELD IN TAMPA, FLORIDA.
13.    Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Dated: December 2, 2016

WALTER INVESTMENT MANAGEMENT CORP.

/s/ Anthony Renzi

By:	Anthony Renzi

Title:	Chief Executive Officer and President

/s/ David Schneider
David Schneider

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RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Separation Agreement, dated December 2, 2016, and to which this Release is attached as an Exhibit (the “Separation Agreement”).
I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.
For and in consideration of the foregoing, the Consideration and other payments and benefits described in the Separation Agreement, and other good and valuable consideration, I, David Schneider, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company Group, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees, representatives, successors, assigns, and agents and family members of the aforementioned (collectively, and with the Company Group, the “Company Parties”) from any and all claims, complaints, charges, liabilities, demands, causes of action (whether known or unknown, fixed or contingent) whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause, or thing whatsoever, including any right or claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, slander, claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not including, without limitation, negligence, misrepresentation, fraud, assault, battery, invasion of privacy, and other such claims) or under any U.S. federal, state, or local law, ordinance, rule, regulation or common law dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Immigration and Reform Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, and the National Labor Relations Act, each as may be amended from time to time, and all other U.S. federal, state,

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and local laws, regulations or ordinances, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a U.S. federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) any claim by me to enforce the terms of this Release or the Separation Agreement, including any rights with respect to the payment of the amounts and provision of benefits as set forth specifically in Section 2 of the Separation Agreement; (ii) any claims that cannot be waived by law including, without limitation, any claims filed with any Governmental Entity or claims under the ADEA that arise after the date of this Agreement; or (iii) my right of indemnification and D&O coverage by virtue of my service as an officer, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date. While this Release does not prevent me from filing a charge with any Governmental Entity, I agree that I will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on my behalf arising out of the matters released hereby, including but not limited to, any charge filed with the EEOC or any other Governmental Entity that prohibits the waiver of the right to file a charge; provided, however, that nothing herein shall preclude my right to receive an award from a Governmental Entity for information provided under any whistleblower program.
I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore, I agree not to accept any award, settlement, or relief (including legal or equitable relief) from any source or proceeding (including but not limited to any proceeding brought by any other person or by any Governmental Entity) with respect to any claim or right waived in this Release.
I represent and warrant that I have not previously filed any action, grievance, arbitration, complaint, charge, lawsuit or similar proceedings regarding any of the claims released herein against any of the Company Parties.
I expressly acknowledge and agree that I

•	Am able to read the language, and understand the meaning, conditions, and effect, of this Release;

•
Understand that this Release effects a release and waiver of any rights I may have under ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and acknowledge that the disclosure required by the Older Workers

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Benefit Protection Act of 1990 is attached hereto as Exhibit A.1 for my review;

•
Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•
Am specifically agreeing to the terms of the release of claims contained in this Release because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release, I do not waive rights or claims that may arise after the date I execute this Release;

•
Had or could have forty-five (45) days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Have not relied upon any representation or statement not set forth in this Release made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release prior to executing this Release; and

•	Have signed this Release knowingly and voluntarily and I have not been coerced, intimidated, or threatened into signing this Release.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its delivery by me to the Company (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the delivery of this Release to the Company. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day

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following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns, and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
THIS RELEASE SHALL BE INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS. I HEREBY AGREE TO RESOLVE ANY DISPUTE OVER THE TERMS AND CONDITIONS OR APPLICATION OF THIS RELEASE THROUGH BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE ARBITRATION WILL BE HEARD BY ONE ARBITRATOR TO BE CHOSEN AS PROVIDED BY THE RULES OF THE AAA AND SHALL BE HELD IN TAMPA, FLORIDA. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY THE ARBITRATOR, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE OR, IF REQUESTED BY THE COMPANY, TO RETURN THE MONIES PAID PURSUANT TO THE SEPARATION AGREEMENT OR TO APPLY THE CONSIDERATION AS A SET-OFF TO ANY CLAIM OR RELIEF.

/s/ David Schneider
David Schneider

Date: 12/2/16

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